Filed Pursuant to Rule 424(b)(5)
Registration No. 333-145709
333-145709-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to Be Registered	be Registered	Per Unit	Offering Price	Fee
Units representing limited partner interests	8,337,500(1)	$28.00	$233,450,000	$13,027(2)

(1)	Assumes that overallotment amount of 1,087,500 common units is exercised

(2)	In accordance with Rule 457(r), a registration fee of $13,027 was payable in connection with the securities offered by means of this prospectus supplement and the accompanying base prospectus included in the registration statement filed on August 27, 2007. The registrant had already paid the amount of $162,867 with respect to $1,383,750,000 aggregate initial offering price of securities that were previously registered pursuant to a registration statement on Form S-3 (Registration Nos. 333-123150 and 333-123150-01) filed by Enterprise Products Partners L.P. and Enterprise Products Operating L.P. on March 4, 2005 and were not sold thereunder. On August 27, 2007, in connection with an offering of $800,000,000 aggregate principal amount of senior notes, a portion of the unutilized registration fee was applied to the $24,560 registration fee payable. On April 2, 2008, in connection with an offering of $1,100,000,000 aggregate principal amount of senior notes, a portion of the unutilized registration fee was applied to the $43,230 registration fee payable. On December 4, 2008, in connection with an offering of $500,000,000 aggregate principal amount of senior notes, a portion of the unutilized registration fee was applied to the $19,650 registration fee payable. On January 7, 2009, in connection with an offering of common units with an aggregate offering price of $235,098,000, a portion of the unutilized registration fee was applied to the $9,239 registration fee payable. On June 2, 2009, in connection with an offering of $500,000,000 aggregate principal amount of senior notes, a portion of the unutilized registration fee was applied to the $27,900 registration fee payable. Pursuant to Rule 457(p), a portion of the current unutilized registration fee of $38,288 was applied to the registration fee payable in connection with this offering. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the registration statement filed on August 27, 2007.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 27, 2007)

7,250,000 Common Units
Enterprise Products Partners L.P.
$28.00 per common unit

We are selling 7,250,000 common units representing limited partner interests in Enterprise Products Partners L.P. Our common units are listed on the New York Stock Exchange under the symbol “EPD.” The last reported sales price of our common units on the New York Stock Exchange on September 21, 2009 was $28.66 per common unit.

Investing in our common units involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total

Public Offering Price	$28.0000	$203,000,000
Underwriting Discount	$0.8446	$6,123,350
Proceeds to Enterprise Products Partners L.P. (before expenses)	$27.1554	$196,876,650

We have granted the underwriters a 30-day option to purchase up to 1,087,500 additional common units to cover over-allotments.

The underwriters expect to deliver the common units on or about September 25, 2009.

Joint Book-Running Managers

Morgan Stanley	Barclays Capital	Citi	Wells Fargo Securities

Co-Managers

BofA Merrill Lynch	J.P. Morgan	Raymond James	SMH Capital

September 22, 2009

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and the common units. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering and our business. You should read “Risk Factors” beginning on page S-9 of this prospectus supplement and page 2 of the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase common units in this offering.

The information presented in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional common units, unless otherwise indicated. “Our,” “we,” “us” and “Enterprise” as used in this prospectus supplement and the accompanying prospectus refer to Enterprise Products Partners L.P., its wholly owned subsidiaries and its investments in unconsolidated affiliates, including Duncan Energy Partners L.P. (NYSE: DEP) (“Duncan Energy Partners”), a publicly traded, consolidated subsidiary of Enterprise. References to “EPO” are intended to mean the consolidated business and operations of our primary operating subsidiary, Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.).

Enterprise Products Partners L.P.

We are a North American midstream energy company that provides a wide range of services to producers and consumers of natural gas, natural gas liquids, or NGLs, crude oil and certain petrochemicals. We are an industry leader in the development of pipeline and other midstream infrastructure in the continental United States and Gulf of Mexico. Our midstream asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. We operate an integrated midstream asset network within the United States that includes: natural gas gathering, treating, processing, transportation and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical transportation and services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users.

For the year ended December 31, 2008 and six months ended June 30, 2009, we had consolidated revenues of $21.9 billion and $6.9 billion, operating income of $1.4 billion and $700.5 million and net income attributable to Enterprise of $954.0 million and $411.9 million, respectively.

Our Business Segments

We have four reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services. Our business segments are generally organized and managed along our asset base according to the type of services rendered (or technology employed) and products produced and/or sold.

NGL Pipelines & Services.  Our NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 13,758 miles and related storage facilities, including our Mid-America Pipeline System, (iii) NGL and related product storage facilities and (iv) NGL fractionation facilities located in Texas and Louisiana. This segment also includes our import and export terminal operations.

Onshore Natural Gas Pipelines & Services.  Our Onshore Natural Gas Pipelines & Services business segment includes approximately 17,758 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming. In addition, we own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana. This segment also includes our natural gas marketing activities.

Offshore Pipelines & Services.  Our Offshore Pipelines & Services business segment includes (i) approximately 1,555 miles of offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 914 miles of offshore Gulf of Mexico crude oil pipeline systems and (iii) six multi-purpose offshore hub platforms located in the Gulf of Mexico with crude oil or natural gas processing capabilities.

Petrochemical Services.  Our Petrochemical Services business segment includes five propylene fractionation facilities, an isomerization complex and an octane additive production facility. This segment also includes approximately 683 miles of petrochemical pipeline systems.

We provide the foregoing services directly and through our subsidiaries and unconsolidated affiliates.

Our Strategy

Our business strategies are to:

•	capitalize on expected increases in natural gas, NGL and crude oil production resulting from development activities in the Rocky Mountain region and U.S. Gulf Coast regions, including the Gulf of Mexico;

•	capitalize on expected demand growth for natural gas, NGLs, crude oil and refined products;

•	maintain a diversified portfolio of midstream energy assets and expand this asset base through growth capital projects and accretive acquisitions of complementary midstream energy assets;

•	share capital costs and risks through joint ventures or alliances with strategic partners, including those that will provide the raw materials for these growth projects or purchase the projects’ end products; and

•	increase fee-based cash flows by investing in pipelines and other fee-based businesses.

Competitive Strengths

We believe we have the following competitive strengths:

Large-Scale, Integrated Network of Diversified Assets in Strategic Locations.  We operate an integrated natural gas and NGL transportation, fractionation, processing, storage and import/export network within the United States. Our operations are strategically located to serve the major supply basins for NGL-rich natural gas, the major NGL storage hubs in North America and international markets. We believe that our location in these markets provides access to natural gas, NGL and petrochemical supply volumes, anticipated demand growth and business expansion opportunities.

Fee-Based Businesses and Diversified Asset Mix.  The majority of our cash flow is derived from fee-based businesses that are not directly affected by volatility in energy commodity prices. We have a diversified asset portfolio that provides operating income from a broad range of geographic areas and lines of business.

Relationships with Major Oil, Natural Gas and Petrochemical Companies.  We have long-term relationships with many of our suppliers and customers, and we believe that we will continue to benefit from these relationships. We jointly own facilities with many of our customers who either provide raw materials to, or consume the end products from, our facilities. These joint venture partners include major oil, natural gas and petrochemical companies, including BP, Chevron, ConocoPhillips, Spectra Energy, Dow Chemical, El Paso Corporation, ExxonMobil, Marathon and Shell.

Strategic Platform for Continued Expansion.  We have strong business positions across our midstream energy asset base in key producing and consuming regions in North America. In addition, we have approximately $2.0 billion of growth capital projects that have commenced, or are anticipated to commence, commercial operations in 2009. A significant amount of the capital associated with these projects has already been funded. These growth projects include the expansion of our Texas Intrastate natural gas pipeline system in the prolific Barnett Shale region, our Meeker natural gas processing plant, the Exxon central treating facility in the Piceance basin of Colorado and the Shenzi crude oil pipeline in the Gulf of Mexico.

Large, Investment Grade Partnership with Demonstrated Access to Capital.  We are one of the largest publicly traded energy partnerships in the United States with over $19 billion in total assets. Our senior unsecured debt is rated investment grade by Moody’s Investors Service (Baa3), Standard & Poor’s (BBB-) and Fitch Ratings (BBB-). We have demonstrated our access to debt and equity capital during volatile periods.

Lower Cost of Equity Capital.  We believe that our general partner’s maximum incentive distribution level of 25% (as compared to 50% for most publicly traded master limited partnerships) provides us with a lower cost of equity capital than many of our competitors, enabling us to compete more effectively in acquiring assets and expanding our asset base.

Experienced Management Team with Significant Ownership Interest.  Historically, we have operated most of our pipelines and our largest natural gas processing and fractionation facilities. As the leading provider of midstream energy services, we have established a reputation in the industry as a reliable and cost-effective operator. The officers of our general partner average more than 27 years of industry experience. Following this offering, Dan L. Duncan, our co-founder and the Chairman of our general partner, and his affiliates, including EPCO, Inc., or “EPCO,” and Enterprise GP Holdings L.P. (NYSE: EPE), or “Enterprise GP Holdings,” collectively will own or control an approximate 34.5% limited partner interest in us.

Recent Developments

Proposed Merger of TEPPCO and TEPPCO GP with Enterprise

On June 28, 2009, we, Enterprise Products GP, LLC, our general partner (“EPGP”), and two of our subsidiaries entered into definitive merger agreements with TEPPCO Partners, L.P. (“TEPPCO”) and Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO (“TEPPCO GP”).

TEPPCO is a publicly traded, diversified energy logistics company with operations that span much of the continental United States. TEPPCO’s limited partner units are listed on the NYSE under the ticker symbol “TPP.” TEPPCO owns and operates an extensive network of assets that facilitate the movement, marketing, gathering and storage of various commodities and energy-related products. TEPPCO’s pipeline network is comprised of approximately 12,500 miles of pipelines that gather and transport refined petroleum products, crude oil, natural gas, liquefied petroleum gases, referred to as LPGs, and natural gas liquids, referred to as NGLs, including one of the largest common carrier pipelines for refined petroleum products and LPGs in the United States. TEPPCO also owns a marine transportation business that transports petroleum products and provides marine vessel fueling and other ship-assist services. TEPPCO also owns interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC, Jonah Gas Gathering Company and an undivided ownership interest in the Basin Pipeline. TEPPCO operates and reports in four business segments:

•	pipeline transportation, marketing and storage of refined products, LPGs and petrochemicals;

•	gathering, pipeline transportation, marketing and storage of crude oil, distribution of lubrication oils and specialty chemicals and fuel transportation services;

•	gathering of natural gas, fractionation of NGLs and pipeline transportation of NGLs; and

•	marine transportation of petroleum products and provision of marine vessel fueling and other ship-assist services.

TEPPCO operates principally through four operating subsidiaries. TEPPCO’s interstate pipeline transportation operations, including rates charged to customers, are subject to regulations prescribed by the Federal Energy Regulatory Commission.

Subject to completion of the proposed merger, the combined partnership would own almost 48,000 miles of pipelines comprised of over 22,000 miles of NGL, refined product and petrochemical pipelines, over 20,000 miles of natural gas pipelines and more than 5,000 miles of crude oil pipelines. The merged partnership’s logistical assets would include approximately 200 million barrels of NGL, refined product and crude oil storage capacity; 27 billion cubic feet of natural gas storage capacity; one of the largest NGL import/export terminals in the U.S., located on the Houston Ship Channel; 60 NGL, refined product and chemical terminals spanning the U.S. from the west coast to the east coast; and crude oil import terminals on the Texas Gulf Coast. The combined partnership would own interests in 17 fractionation plants with over 600,000 barrels per day of net capacity; 25 natural gas processing plants with a net capacity of approximately 9 billion cubic feet per day; and three butane isomerization facilities with a capacity of 116,000 barrels per day. The combined partnership would also be one of the largest inland tank barge companies in the U.S. For the year ended December 31, 2008 and the six months ended June 30, 2009, TEPPCO had consolidated operating revenues of $13.5 billion and $3.4 billion, operating income of $253.4 million and $141.6 million and net income of $193.6 million and $89.4 million, respectively. For the year ended December 31, 2008 and the six months ended June 30, 2009, the combined partnership had pro forma consolidated operating revenues of $35.5 billion and $10.3 billion, pro forma operating income of $1.7 billion and $854.6 million and pro forma net income of $1.2 billion and $526.5 million, respectively.

Under the terms of the definitive agreements, TEPPCO and TEPPCO GP would become our wholly owned subsidiaries and each of TEPPCO’s unitholders, except for a certain privately held affiliate of EPCO, would receive 1.24 of our common units for each TEPPCO unit. A privately held affiliate of EPCO would exchange its 11,486,711 TEPPCO units for 14,243,521 of our limited partner units, based on the 1.24 exchange rate, consisting of 9,723,090 of our common units and 4,520,431 of our Class B units. The Class B units will not be entitled to regular quarterly cash distributions for the first sixteen quarters following the closing of the merger. The Class B units would convert automatically into the same number of common units on the date immediately following the payment date for the sixteenth quarterly distribution following the closing of the merger. The Class B units will be entitled to vote together with the common units as a single class on partnership matters and, except for the payment of distributions, will have the same rights and privileges as our common units. No fractional common units would be issued in the proposed merger, and TEPPCO unitholders would, instead, receive cash in lieu of fractional common units, if any. The proposed merger will be accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. The financial and operating policies of Enterprise, TEPPCO, Enterprise GP Holdings and their respective general partners, and EPCO and its privately held subsidiaries, are under common control of Mr. Duncan.

Under the terms of the definitive agreements, Enterprise GP Holdings would receive 1,331,681 of our common units and an increase in the capital account of EPGP to maintain its 2% general partner interest in us as consideration for 100% of the membership interests of TEPPCO GP. The respective Audit, Conflicts and Governance (“ACG”) Committees of EPGP and Enterprise GP Holdings each voted unanimously to approve the merger and a Special Committee of the ACG Committee of TEPPCO GP voted unanimously to recommend the merger.

Following the closing of the proposed merger, based on our common units outstanding as of September 18, 2009, we expect affiliates of EPCO would own approximately 31.5% of our outstanding limited partner units, including 3.2% owned by Enterprise GP Holdings.

Completion of the proposed merger is subject to the approval of holders of at least a majority of the outstanding TEPPCO units. In addition, pursuant to the merger agreement providing for the merger of TEPPCO, the number of votes actually cast in favor of the merger agreement by TEPPCO’s unitholders (excluding specified unitholders affiliated with EPCO and other specified officers and directors of TEPPCO GP, Enterprise GP Holdings and us) must exceed the number of votes actually cast against the merger agreement by such unaffiliated TEPPCO unitholders. Affiliates of EPCO, including Enterprise GP Holdings, have executed a support agreement in which they have agreed to vote their units in favor of the merger agreement and in which Enterprise GP Holdings acknowledges and agrees that it has executed a written consent as the sole member of TEPPCO GP approving the merger agreement to merge TEPPCO GP with us. The closing is also subject to customary regulatory approvals, including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to the receipt of regulatory and TEPPCO unitholder approvals, completion of the proposed merger is expected to occur during the fourth quarter of 2009.

The merger agreement providing for the merger of TEPPCO contains provisions granting both TEPPCO and us the right to terminate the agreement for certain reasons, including, among others, (i) if TEPPCO’s merger into our subsidiary has not occurred on or before December 31, 2009 and (ii) TEPPCO’s failure to obtain unitholder approval as described above.

A special meeting of TEPPCO unitholders to vote on the proposed merger has been scheduled for October 23, 2009.

For information regarding the pro forma effects of the proposed merger, please see the unaudited pro forma condensed consolidated financial statements incorporated by reference in this prospectus supplement from Enterprise’s Current Report on Form 8-K filed with the SEC on September 21, 2009.

Loan Agreement with TEPPCO

On August 5, 2009, EPO entered into a loan agreement with TEPPCO under which EPO agreed to make an unsecured revolving loan to TEPPCO in an aggregate maximum outstanding principal amount not to exceed $100.0 million. Borrowings under the loan agreement mature on the earliest to occur of (i) the consummation of our proposed merger with TEPPCO, (ii) the termination of the related merger agreement in accordance with the provisions thereof, (iii) December 31, 2009, (iv) the date upon which the maturity of the loan is otherwise accelerated upon an event of default, and (v) the date upon which EPO’s commitment to make the loan is terminated by TEPPCO pursuant to the loan agreement. Borrowings under the loan agreement will bear interest at a floating rate equivalent to the one-month LIBOR Rate (as defined in the loan agreement) plus 2%. Interest is payable monthly.

The loan agreement provides that amounts borrowed are non-recourse to TEPPCO GP and TEPPCO’s limited partners. The loan agreement contains customary events of default, including (i) nonpayment of principal when due or nonpayment of interest or other amounts within three business days of when due, (ii) bankruptcy or insolvency with respect to TEPPCO, (iii) a change of control, or (iv) an event of default under TEPPCO’s revolving credit facility. Any amounts due by TEPPCO under the loan agreement will be unconditionally and irrevocably guaranteed by each TEPPCO subsidiary that guarantees TEPPCO’s obligations under its revolving credit facility. EPO’s obligation to fund any borrowings under the loan agreement is subject to specified conditions, including the condition that, on and as of the applicable date of funding, no additional amounts are available to TEPPCO pursuant to TEPPCO’s revolving credit facility (either as borrowings or under any letters of credit).

The execution of the loan agreement was unanimously approved by the ACG Committees of EPGP and TEPPCO GP.

TOPS Settlement

As previously disclosed, in August 2008, a subsidiary of Enterprise, a subsidiary of TEPPCO and a subsidiary of Oiltanking Holding Americas, Inc. (“Oiltanking”) formed the Texas Offshore Port System (“TOPS”) to design, construct, own and operate a Texas offshore crude oil port and pipeline system to facilitate delivery of waterborne crude oil to refining centers along the upper Texas Gulf Coast. The total cost of the project was estimated at $1.8 billion.

In April 2009, the Enterprise and TEPPCO subsidiaries each elected to dissociate from the TOPS partnership. In response, Oiltanking filed an original petition against certain affiliates of Enterprise and TEPPCO in the District Court of Harris County, Texas, 61st Judicial District (Cause No. 2009-31367), asserting, among other things, that the dissociation was wrongful and in breach of the TOPS partnership agreement.

On September 17, 2009, the Enterprise and TEPPCO affiliate parties to the suit entered into a settlement with Oiltanking and TOPS, which resolved all disputes between the parties related to the business and affairs of the TOPS project (including the litigation described above). As a result, each of Enterprise and TEPPCO expects to recognize approximately $33.5 million in expense during the third quarter of 2009 in connection with the settlement.

Organizational Structure

The following chart depicts our organizational structure and ownership after giving effect to this offering, but does not give effect to the proposed TEPPCO merger.

The table below shows the ownership of our common units as of September 18, 2009 and after giving effect to this offering.

	Current Ownership		Ownership after the Offering
		Percentage		Percentage
	Units	Interest	Units	Interest

Public common units	301,631,142	62.9%	308,881,142	63.5%
EPCO common units(1)	154,033,304	32.2%	154,033,304	31.6%
Enterprise GP Holdings common units	13,952,402	2.9%	13,952,402	2.9%
General partner interest(2)	—	2.0%	—	2.0%

Total	469,616,848	100.0%	476,866,848	100.0%

(1)	Includes common units in us beneficially owned by Dan L. Duncan, related family trusts and other EPCO affiliates (excluding Enterprise GP Holdings).

(2)	Does not include EPGP’s incentive distribution rights above the minimum quarterly distribution. With respect to the quarter ended June 30, 2009, EPGP received 14.7% of the cash we distributed to our partners on August 7, 2009.

Information regarding our management is set forth under “Management” in this prospectus supplement. Our partnership’s principal offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and our telephone number is (713) 381-6500.

The Offering

Common units offered	7,250,000 common units; or 8,337,500 common units if the underwriters exercise their option to purchase up to an additional 1,087,500 common units in full.

Common units outstanding after this offering	476,866,848 common units or 477,954,348 common units if the underwriters exercise their option to purchase up to an additional 1,087,500 common units in full.

Use of proceeds	We expect to use the net proceeds from this offering, including our general partner’s proportionate capital contribution and any exercise of the underwriters’ over-allotment option, to temporarily reduce borrowings outstanding under our multi-year revolving credit facility and for general partnership purposes. Affiliates of certain of the underwriters are lenders under our multi-year revolving credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read “Use of Proceeds” and “Underwriting.”

Cash distributions	Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement.

On August 7, 2009, we paid a quarterly cash distribution with respect to the second quarter of 2009 of $0.545 per common unit, or $2.18 per unit on an annualized basis, which represents a 5.8% increase over the $0.515 per unit quarterly distribution with respect to the second quarter of 2008.

When quarterly cash distributions exceed $0.253 per unit in any quarter, our general partner receives a higher percentage of the cash distributed in excess of that amount, in increasing percentages up to 25% if the quarterly cash distributions exceed $0.3085 per unit. For a description of our cash distribution policy, please read “Cash Distribution Policy” in the accompanying prospectus.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through December 31, 2011, you will be allocated, on a cumulative basis, an amount of federal taxable income for the taxable years 2009 through 2011 that will be less than 10% of the cash distributed with respect to that period. Please read “Material Tax Consequences” in this prospectus supplement for the basis of this estimate.

New York Stock Exchange symbol	EPD

Risk factors	Investing in our common units involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and on page 2 of the accompanying prospectus and other information contained or incorporated by reference in this prospectus supplement before deciding to invest in our common units.

Conflicts of interest	Some of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. Affiliates of Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are lenders under our multi-year revolving credit facility. These affiliates will receive their respective share of any repayment by us of amounts outstanding under the multi-year revolving credit facility from the proceeds of this offering. Because we intend to use the net proceeds from this offering to reduce indebtedness owed by us under our multi-year revolving credit facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds is considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest with us in regards to this offering. However, no qualified independent underwriter is needed for this offering because there is a “bona fide public market” for our common units as defined in NASD Conduct Rule 2720(f)(3).

RISK FACTORS

An investment in our common units involves certain risks. You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in the accompanying prospectus and in our annual report on Form 10-K for the year ended December 31, 2008, and our subsequent quarterly reports on Form 10-Q, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the trading price of our common units could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Our future debt level may limit our future financial and operating flexibility.

As of June 30, 2009, we had approximately $8.1 billion of consolidated total senior long-term debt principal outstanding, including current maturities, and approximately $1.2 billion of junior subordinated debt principal outstanding. The senior long-term debt amount includes approximately $466.8 million outstanding under Duncan Energy Partners’ revolving credit facility and term loan. As discussed further below, we may incur additional indebtedness upon the closing of the merger with TEPPCO. The amount of our future debt could have significant effects on our operations, including, among other things:

•	a substantial portion of our cash flow, including that of Duncan Energy Partners, could be dedicated to the payment of principal and interest on our future debt and may not be available for other purposes, including the payment of distributions on our common units and capital expenditures;

•	credit rating agencies may view our consolidated debt level negatively;

•	covenants contained in our existing and future credit and debt arrangements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may be at a competitive disadvantage relative to similar companies that have less debt; and

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

Our public debt indentures currently do not limit the amount of future indebtedness that we can create, incur, assume or guarantee. Although our credit agreements restrict our ability to incur additional debt above certain levels, any debt we may incur in compliance with these restrictions may still be substantial.

Our credit agreements and each of our indentures for our public debt contain conventional financial covenants and other restrictions. For example, we are prohibited from making distributions to our partners if such distributions would cause an event of default or otherwise violate a covenant under our credit agreements. A breach of any of these restrictions by us could permit our lenders or noteholders, as applicable, to declare all amounts outstanding under these debt agreements to be immediately due and payable and, in the case of our credit agreements, to terminate all commitments to extend further credit.

Our ability to access capital markets to raise capital on favorable terms could be affected by our debt level, the amount of our debt maturing in the next several years and current maturities, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade our credit ratings, then we could experience an increase in our borrowing costs, difficulty assessing capital markets or a reduction in the market price of our common units. Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If we are unable to access the capital markets on favorable terms in the future, we might be forced to seek extensions for some of our short-term securities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and thereby impact our ability to pay cash distributions at expected levels.

Risks Related to the Proposed Merger with TEPPCO

The transactions contemplated by the merger agreement may not be approved by the TEPPCO unitholders, and may not be consummated even if TEPPCO unitholders approve the merger agreement and the merger.

Completion of the proposed merger with TEPPCO is subject to the approval of holders of at least a majority of the outstanding TEPPCO units. In addition, pursuant to the merger agreement providing for the merger of TEPPCO, the number of votes actually cast in favor of the merger agreement by TEPPCO’s unitholders (excluding specified unitholders affiliated with EPCO and other specified officers and directors of TEPPCO GP, Enterprise GP Holdings and us) must exceed the number of votes actually cast against the merger agreement by such unaffiliated TEPPCO unitholders. If the required approval of TEPPCO unitholders is not obtained, the merger will not be consummated. Further, the merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though TEPPCO’s unitholders may have voted in favor of the merger agreement. In addition, TEPPCO and Enterprise can agree not to consummate the merger even if TEPPCO unitholders approve the merger agreement and the merger. The closing conditions to the merger may not be satisfied, and any unsatisfied conditions may not be waived, which may cause the merger not to occur.

Failure to complete the merger or delays in completing the merger could negatively impact the price of Enterprise common units and future business and operations.

If the merger is not completed for any reason, Enterprise may be subject to a number of material risks, including the following:

•	the individual companies will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•	the price of Enterprise’s common units may decline to the extent that the current market price of these securities reflects a market assumption that the merger will be completed; and

•	some costs relating to the merger, such as certain investment banking fees and legal and accounting fees, must be paid even if the merger is not completed.

In addition, current and prospective employees of Enterprise and TEPPCO may experience uncertainty about their future roles with Enterprise and/or TEPPCO until after the merger is completed or if the merger is not completed. This may adversely affect the ability of Enterprise and TEPPCO to attract and retain key personnel.

The failure to obtain required regulatory approvals in a timely manner or any materially burdensome conditions contained in any regulatory approvals could delay or prevent completion of the merger and diminish the anticipated benefits of the merger.

Completion of the merger is conditioned upon the receipt of required governmental consents, approvals, orders and authorizations, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. On August 31, 2009, Enterprise and TEPPCO filed the required notification forms under the HSR Act relating to the merger with the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ. Although Enterprise and TEPPCO have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite regulatory approvals, there can be no assurance that these approvals will be obtained in a timely manner. The requirement to receive these approvals before the merger could delay the completion of the merger, possibly for a significant period of time after TEPPCO’s unitholders have approved the merger agreement and the merger. Any delay in the completion of the merger could diminish anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the partnerships to complete the merger could make it more difficult for them to retain key employees or to pursue business strategies. In addition, at any time before or after completion of the merger, the DOJ, the FTC or any state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin or rescind the merger or divestiture of material assets of Enterprise or TEPPCO, imposing other conditions on the completion of the merger or requiring changes to the terms of the merger. If Enterprise or TEPPCO becomes subject to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

Enterprise’s growth strategy may adversely affect its results of operations if it does not successfully integrate TEPPCO.

Enterprise may be unable to successfully integrate TEPPCO or other businesses that it acquires in the future. Enterprise may incur substantial expenses or encounter delays or other problems in connection with its growth strategy that could negatively impact its financial position, results of operations and cash flows.

Moreover, the merger involves numerous risks, including but not limited to:

•	difficulties in the assimilation of the operations, technologies, services and products of TEPPCO;

•	experiencing operational interruptions or the loss of key employees, customers or suppliers;

•	inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets; and

•	diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

In addition, any anticipated benefits of the merger, such as expected cost savings, may not be fully realized, if at all.

Enterprise will have substantial debt after the merger, which could have a material adverse effect on its financial health and limit its future operations.

Following the completion of the merger, Enterprise will have a substantially increased level of consolidated debt, including TEPPCO’s outstanding senior notes and junior subordinated notes. In connection with the merger, Enterprise is considering alternatives to make the TEPPCO notes rank pari passu with our other senior and subordinated indebtedness, as applicable. On a pro forma basis, Enterprise’s consolidated long-term debt as of June 30, 2009 would have been approximately $12.1 billion. The amount of Enterprise’s future debt could have significant effects on its operations, including, among other things:

•	a substantial portion of Enterprise’s cash flow, including that of Duncan Energy Partners L.P., could be dedicated to the payment of principal and interest on its future debt and may not be available for other purposes, including the payment of distributions on Enterprise’s common units and capital expenditures;

•	credit rating agencies may view Enterprise’s consolidated debt level negatively;

•	covenants contained in Enterprise’s credit and debt agreements will require Enterprise to continue to meet financial tests that may adversely affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•	Enterprise’s ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	Enterprise may be at a competitive disadvantage relative to similar companies that have less debt; and

•	Enterprise may be more vulnerable to adverse economic and industry conditions as a result of Enterprise’s significant debt level.

Enterprise’s public debt indentures currently do not limit the amount of future indebtedness that it can create, incur, assume or guarantee. Although the multi-year revolving credit facility of EPO will restrict Enterprise’s ability to incur additional debt above certain levels, any debt Enterprise may incur in compliance with these restrictions could be substantial.

EPO’s multi-year revolving credit facility and each of its indentures for public debt contain customary financial covenants and other restrictions. As a result, Enterprise will be prohibited from making distributions to its partners if such distributions would cause an event of default or otherwise violate a covenant under such agreements. In addition, under the terms of EPO’s junior subordinated notes, generally, if Enterprise elects to defer interest payments thereon, Enterprise will be restricted from making distributions with respect to its equity securities. A breach of any of these restrictions by Enterprise could permit Enterprise’s lenders or noteholders, as applicable, to declare all amounts outstanding under these debt agreements to be immediately due and payable and, in the case of EPO’s multi-year revolving credit facility, to terminate all commitments to extend further credit.

Enterprise’s ability to access capital on favorable terms could be affected by Enterprise’s debt level, the timing of its debt maturities, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade Enterprise’s credit ratings, then Enterprise could experience an increase in its borrowing costs, difficulty assessing capital markets or a reduction in the market price of its common units. Such a development could adversely affect Enterprise’s ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If Enterprise is unable to access the capital markets on favorable terms in the future, it might be forced to seek extensions for some of its short-term securities or to refinance some of Enterprise’s debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which Enterprise might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that Enterprise’s leverage may adversely affect its future financial and operating flexibility and thereby impact Enterprise’s ability to pay cash distributions at expected levels.

While the merger agreement is in effect, Enterprise may be limited in its ability to pursue other attractive business opportunities.

Enterprise has agreed to refrain from taking certain actions with respect to its business and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the non-solicitation provisions could be in effect for an extended period of time if completion of the merger is delayed.

In addition to the economic costs associated with pursuing a merger, Enterprise’s management is devoting substantial time and other human resources to the proposed transaction and related matters, which could limit Enterprise’s ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If Enterprise is unable to pursue such other attractive business opportunities, then its growth prospects and the long-term strategic position of its business and the combined business could be adversely affected.

Substantially all of the common units of Enterprise that are owned or will be owned by EPCO and certain of its affiliates before and after giving effect to the merger are pledged or will be pledged as security under the credit facility of an affiliate of EPCO. Additionally, all of the member interests in the general partner of Enterprise and all of the common units in Enterprise that are owned by Enterprise GP Holdings are pledged under its credit facility. Upon an event of default under either of these credit facilities, a change in ownership or control of Enterprise or us could ultimately result.

An affiliate of EPCO has pledged substantially all of its common units in Enterprise (as well as TEPPCO units and member interests in TEPPCO GP that will be exchanged in connection with the merger for Enterprise common units or Class B units) as security under its credit facility. This credit facility contains customary and other events of default relating to defaults of the borrower, including certain defaults by Enterprise and other affiliates of EPCO. An event of default, followed by a foreclosure on the pledged collateral, could ultimately result in a change in ownership of Enterprise. In addition, the 100% membership interest in our general partner and 13,454,498 Enterprise common units that are owned by Enterprise GP Holdings are pledged under Enterprise GP Holdings’ credit facility. Enterprise GP Holdings’ credit facility contains customary and other events of default. Upon an event of default, the lenders under Enterprise GP Holdings’ credit facility could foreclose on Enterprise GP Holdings’ assets, which could ultimately result in a change in control of our general partner and a change in the ownership of Enterprise common units held by Enterprise GP Holdings.

USE OF PROCEEDS

We will receive net proceeds of approximately $200.6 million from the sale of 7,250,000 common units in this offering (including a net capital contribution of $4.0 million from our general partner to maintain its 2% general partner interest), after deducting underwriting discounts, commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $230.7 million, including a proportionate net capital contribution of $4.6 million from our general partner. We will use the net proceeds of this offering, including any exercise of the underwriters’ over-allotment option, to temporarily reduce borrowings outstanding under our multi-year revolving credit facility and for general partnership purposes.

In general, our indebtedness under the multi-year revolving credit facility was incurred for working capital purposes, capital expenditures and other acquisitions. Amounts repaid under our multi-year revolving credit facility may be reborrowed from time to time for acquisitions, capital expenditures and other general partnership purposes. As of September 18, 2009, we had $842.0 million of borrowings outstanding under our multi-year revolving credit facility that bears interest at a variable rate, which on a weighted-average basis was approximately 0.8% per annum. Our multi-year revolving credit facility will mature in November 2012.

Affiliates of certain of the underwriters are lenders under our multi-year revolving credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read “Underwriting.”

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

On September 18, 2009, we had 469,616,848 common units outstanding held by approximately 1,040 holders of record. Our common units are traded on the New York Stock Exchange under the symbol “EPD.”

The following table sets forth, for the periods indicated, the high and low sales price ranges for our common units, as reported on the New York Stock Exchange Composite Transaction Tape, and the amount, record date and payment date of the quarterly cash distributions paid per common unit. The last reported sales price of our common units on the New York Stock Exchange on September 21, 2009 was $28.66 per common unit.

			Cash Distribution History
	Price Ranges		Per	Record	Payment
	High	Low	Unit	Date	Date

2006
1st Quarter	$26.00	$23.69	$0.4450	April 28, 2006	May 10, 2006
2nd Quarter	25.71	23.76	0.4525	July 31, 2006	August 10, 2006
3rd Quarter	27.06	25.00	0.4600	October 31, 2006	November 8, 2006
4th Quarter	29.98	26.05	0.4675	January 31, 2007	February 8, 2007
2007
1st Quarter	$32.75	$28.06	$0.4750	April 30, 2007	May 10, 2007
2nd Quarter	33.35	30.22	0.4825	July 31, 2007	August 9, 2007
3rd Quarter	33.70	26.14	0.4900	October 31, 2007	November 8, 2007
4th Quarter	32.45	29.92	0.5000	January 31, 2008	February 7, 2008
2008
1st Quarter	$32.63	$26.75	$0.5075	April 30, 2008	May 7, 2008
2nd Quarter	32.64	29.04	0.5150	July 31, 2008	August 7, 2008
3rd Quarter	30.07	22.58	0.5225	October 31, 2008	November 12, 2008
4th Quarter	26.30	16.00	0.5300	January 30, 2009	February 9, 2009
2009
1st Quarter	$24.20	$17.71	$0.5375	April 30, 2009	May 8, 2009
2nd Quarter	26.55	21.10	0.5450	July 31, 2009	August 7, 2009
3rd Quarter (through September 21)	29.45	24.50	—	—	—

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009 (dollars in millions):

•	on a consolidated historical basis; and

•	on an as adjusted basis to give effect to: (i) the sale of 7,250,000 common units in this offering at the public offering price of $28.00 per common unit; (ii) our general partner’s proportionate net capital contribution of $4.0 million; and (iii) the application of $200.6 million of the net proceeds (before the potential exercise of the underwriters’ option to purchase additional common units) to temporarily reduce debt outstanding under our multi-year revolving credit facility.

The historical data in the table on the following page are derived from and should be read in conjunction with our historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement. You should read Enterprise’s financial statements and accompanying notes that are incorporated by reference in this prospectus supplement for additional information regarding Enterprise’s capital structure. The historical data below does not reflect events after June 30, 2009. In addition, the historical and as adjusted data does not include the effects of the proposed merger of TEPPCO with Enterprise.

	As of June 30, 2009
	Historical	As Adjusted
	(Unaudited)
	(Dollars in millions)

Cash and cash equivalents	$65.0	$65.0

Long-term borrowings:
Multi-Year Revolving Credit Facility, variable rate, due November 2012(1)	$853.2	$652.6
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54.0	54.0
Senior Notes B, 7.50% fixed-rate, due February 2011	450.0	450.0
Senior Notes C, 6.375% fixed-rate, due February 2013	350.0	350.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0	500.0
Senior Notes F, 4.625% fixed-rate, due October 2009	500.0	500.0
Senior Notes G, 5.60% fixed-rate, due October 2014	650.0	650.0
Senior Notes H, 6.65% fixed-rate, due October 2034	350.0	350.0
Senior Notes I, 5.00% fixed-rate, due March 2015	250.0	250.0
Senior Notes J, 5.75% fixed-rate, due March 2035	250.0	250.0
Senior Notes K, 4.950% fixed-rate, due June 2010	500.0	500.0
Senior Notes L, 6.30% fixed-rate, due September 2017	800.0	800.0
Senior Notes M, 5.65% fixed-rate, due April 2013	400.0	400.0
Senior Notes N, 6.50% fixed-rate, due January 2019	700.0	700.0
Senior Notes O, 9.75% fixed-rate, due January 2014	500.0	500.0
Senior Notes P, 4.60% fixed-rate, due August 2012	500.0	500.0
Petal GO Zone Bonds, variable rate, due August 2037	57.5	57.5
Duncan Energy Partners’ Revolving Credit Facility, variable rate, due February 2011(2)	184.5	184.5
Duncan Energy Partners’ Term Loan, variable rate, due December 2011(2)	282.3	282.3

Total principal amount of senior debt obligations	8,131.5	7,930.9
Junior Notes A, fixed/variable rate, due August 2066	550.0	550.0
Junior Notes B, fixed/variable rate, due January 2068	682.7	682.7

Total principal amount of senior and junior debt obligations	9,364.2	9,163.6
Other, including unamortized discounts and premiums and changes in fair value	41.5	41.5

Total long-term debt obligations, including current maturities	9,405.7	9,205.1

Equity:

Enterprise Products Partners L.P. partners’ equity:
Limited Partners:
Common units (457,313,797 units outstanding at June 30, 2009)	6,278.7	6,475.3
Restricted common units (2,935,450 units outstanding at June 30, 2009)	32.1	32.1
General partner	128.6	132.6
Accumulated other comprehensive loss	(130.9)	(130.9)

Total Enterprise Products Partners L.P. partners’ equity	6,308.5	6,509.1
Noncontrolling interest	510.4	510.4

Total equity	6,818.9	7,019.5

Total capitalization	$16,224.6	$16,224.6

(1)	As of September 18, 2009, we had $842.0 million of borrowings outstanding under our multi-year revolving credit facility.

(2)	The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, we do not have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

MANAGEMENT

The following table sets forth the name, age and position of each of the directors and executive officers of our general partner at December 31, 2008. Each executive officer holds the same respective office shown below in the general partner of EPO. Each member of the Board of Directors serves until such member’s death, resignation or removal. The executive officers are elected for one-year terms and may be removed, with or without cause, only by the Board of Directors. Our unitholders do not elect the officers or directors of Enterprise Products GP. Dan L. Duncan, through his indirect control of Enterprise Products GP, has the ability to elect, remove and replace at any time, all of the officers and directors of Enterprise Products GP.

Three of our nine directors are independent under the independence standards established by the New York Stock Exchange. The New York Stock Exchange does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner. As described below, certain of our officers and directors are also officers and/or directors of (i) EPCO, (ii) EPE Holdings, LLC, or “EPE Holdings,” the general partner of Enterprise GP Holdings, (iii) Texas Eastern Products Pipeline Company, LLC, or “TEPPCO GP,” the general partner of TEPPCO, and (iv) other affiliates of EPCO. These overlapping executive officers and directors allocate their time among EPCO, Enterprise GP Holdings, TEPPCO and other affiliates of EPCO. These officers and directors face potential conflicts regarding the allocation of their time and business opportunities, which may adversely affect our business, results of operations, cash flows and financial condition.

Name	Age	Position with Enterprise GP

Dan L. Duncan(1)	76	Director and Chairman
Michael A. Creel(1)	55	Director, President and Chief Executive Officer
W. Randall Fowler(1)	52	Director, Executive Vice President and Chief Financial Officer
Richard H. Bachmann(1)	56	Director, Executive Vice President and Chief Legal Officer and Secretary
A.J. Teague(1)	64	Director, Executive Vice President and Chief Commercial Officer
Dr. Ralph S. Cunningham	68	Director
E. William Barnett(2)(3)	76	Director
Rex C. Ross(2)	65	Director
Charles M. Rampacek(2)	66	Director
William Ordemann(1)	50	Executive Vice President and Chief Operating Officer
Michael J. Knesek(1)	55	Senior Vice President, Controller and Principal Accounting Officer
Christopher Skoog(1)	46	Senior Vice President
Thomas M. Zulim(1)	51	Senior Vice President
G.R. Cardillo(1)	51	Vice President

(1)	Executive officer

(2)	Member of ACG Committee

(3)	Chairman of ACG Committee

Dan L. Duncan.  Mr. Duncan was elected Chairman and a Director of Enterprise GP in April 1998, Chairman and a Director of the general partner of EPO in December 2003, Chairman and a Director of EPE Holdings in August 2005 and Chairman and a Director of DEP GP in October 2006. Mr. Duncan served as the sole Chairman of EPCO from 1979 to December 2007. Mr. Duncan now serves as Group Co-Chairman of EPCO with his daughter, Ms. Randa Duncan Williams, who is also a Director of EPE Holdings. He also serves as an Honorary Trustee of the Board of Trustees of the Texas Heart Institute at Saint Luke’s Episcopal Hospital.

Michael A. Creel.  Mr. Creel was elected President and Chief Executive Officer of Enterprise GP in August 2007. From June 2000 to August 2007, Mr. Creel served as Chief Financial Officer of Enterprise GP and an Executive Vice President of Enterprise GP from January 2001 to August 2007. Mr. Creel, a Certified Public Accountant, also served as a Senior Vice President of Enterprise GP from November 1999 to January 2001. In December 2007, Mr. Creel was elected Group Vice Chairman and Chief Financial Officer of EPCO. Prior to these elections in EPCO, Mr. Creel served as Chief Operating Officer from April 2005 to December 2007 and Chief Financial Officer from June 2000 to April 2005 for EPCO. He also serves as a Director of DEP GP and Enterprise GP since October 2006 and 2005, respectively. Mr. Creel served as President, Chief Executive Officer and a Director of EPE Holdings from August 2005 through August 2007. In October 2005, Mr. Creel was elected a Director of Edge Petroleum Corporation, a publicly traded oil and natural gas exploration and production company.

W. Randall Fowler.  Mr. Fowler was elected Executive Vice President and Chief Financial Officer of Enterprise GP, EPE Holdings and DEP GP in August 2007. Mr. Fowler served as Senior Vice President and Treasurer of Enterprise GP from February 2005 to August 2007 and of DEP GP from October 2006 to August 2007. In February 2006, Mr. Fowler became a Director of Enterprise GP, EPE Holdings and of DEP. Mr. Fowler also served as Senior Vice President and Chief Financial Officer of EPE Holdings from August 2005 to August 2007.

Mr. Fowler was elected President and Chief Executive Officer of EPCO in December 2007. Prior to these elections, he served as Chief Financial Officer of EPCO from April 2005 to December 2007. Mr. Fowler, a Certified Public Accountant (inactive), joined Enterprise Products Partners as Director of Investor Relations in January 1999.

Richard H. Bachmann.  Mr. Bachmann was elected an Executive Vice President, Chief Legal Officer and Secretary of Enterprise GP and a Director of Enterprise GP in February 2006. He previously served as a Director of Enterprise GP from June 2000 to January 2004. Mr. Bachmann has served as a Director of EPO’s general partner since December 2003 and has served as Executive Vice President, Chief Legal Officer and Secretary of EPE Holdings since August 2005. Mr. Bachmann was elected Group Vice Chairman, Chief Legal Officer and Secretary of EPCO in December 2007. In October 2006, Mr. Bachmann was elected President, Chief Executive Officer and a Director of DEP GP. Mr. Bachmann was also elected a Director of EPE Holdings in February 2006. Since January 1999, Mr. Bachmann has served as a Director of EPCO. In November 2006, Mr. Bachmann was appointed an independent manager of Constellation Energy Partners LLC. Mr. Bachmann also serves as a member of the Audit, Compensation, Conflicts and Nominating and Governance Committees of Constellation Energy Partners LLC.

A.J. Teague.  Mr. Teague was elected an Executive Vice President of Enterprise GP in November 1999 and additionally as Enterprise’s Chief Commercial Officer and a Director in July 2008. Mr. Teague joined Enterprise in connection with its purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. From 1998 to 1999, Mr. Teague served as President of Tejas Natural Gas Liquids, LLC.

Dr. Ralph S. Cunningham.  Dr. Cunningham was elected a Director of Enterprise GP in February 2006 and also served as a Director of Enterprise GP from 1998 until March 2005. In addition to these duties, Dr. Cunningham served as Group Executive Vice President and Chief Operating Officer of Enterprise GP from December 2005 to August 2007 and Interim President and Interim Chief Executive Officer from June 2007 to August 2007. Dr. Cunningham was elected President and Chief Executive Officer of EPE Holdings in August 2007. He served as Chairman and a Director of TEPPCO GP from March 2005 until November 2005. Dr. Cunningham was elected a Group Vice Chairman of EPCO in December 2007 and served as a Director from 1987 to 1997. He serves as a Director of Tetra Technologies, Inc. (a publicly traded energy services and chemical company), EnCana Corporation (a Canadian publicly traded independent oil and natural gas company) and Agrium, Inc. (a Canadian publicly traded agricultural chemicals company). Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995.

E. William Barnett.  Mr. Barnett was elected a Director of Enterprise GP in March 2005. Mr. Barnett is a member of Enterprise’s ACG Committee and serves as its Chairman. Mr. Barnett practiced law with Baker Botts L.L.P. from 1958 until his retirement in 2004. In 1984, he became Managing Partner of Baker Botts L.L.P. and continued in that role for fourteen years until 1998. He was Senior Counsel to the firm from 1998 until June 2004, when he retired from the firm. Mr. Barnett served as Chairman of the Board of Trustees of Rice University from 1996 to July 2005.

Mr. Barnett is a Life Trustee of The University of Texas Law School Foundation; a Director of St. Luke’s Episcopal Health System; and a Director and former Chairman of the Houston Zoo, Inc. (the operating arm of the Houston Zoo). He is a Director of RRI Energy, Inc. (a publicly traded electric services company) and Westlake Chemical Corporation (a publicly traded chemical company). Mr. Barnett is Chairman of the Advisory Board of the Baker Institute for Public Policy at Rice University and a Director and former Chairman of the Greater Houston Partnership. Mr. Barnett served as a Trustee of the Baylor College of Medicine from 1993 until 2004.

Rex C. Ross.  Mr. Ross was elected a Director of Enterprise GP in October 2006 and is a member of its ACG Committee. Until July 2009, Mr. Ross served as a Director of Schlumberger Technology Corporation, the holding company for all Schlumberger Limited assets and entities in the United States. Prior to his executive retirement from Schlumberger Limited in May 2004, Mr. Ross held a number of executive management positions during his 11-year career with the company, including President of Schlumberger Oilfield Services North America; President, Schlumberger GeoQuest; and President of SchlumbergerSema North & South America. Mr. Ross also serves on the Board of Directors of Gulfmark Offshore, Inc. (a publicly traded offshore marine services company) and is a member of its Governance Committee.

Charles M. Rampacek.  Mr. Rampacek was elected a Director of Enterprise GP in October 2006 and is a member of its ACG Committee. Mr. Rampacek is currently a business and management consultant in the energy industry. Mr. Rampacek served as Chairman, Chief Executive Officer and President of Probex Corporation (“Probex”), an energy technology company that developed a proprietary used oil recovery process, from 2000 until his retirement in 2003. Prior to joining Probex, Mr. Rampacek was President and Chief Executive Officer of Lyondell-Citgo Refining L.P., a manufacturer of petroleum products, from 1996 through 2000. From 1982 to 1995, he held various executive positions with Tenneco Inc. and its energy-related subsidiaries, including President of Tenneco Gas Transportation Company, Executive Vice President of Tenneco Gas Operations and Senior Vice President of Refining and Supply. Mr. Rampacek also spent 16 years with Exxon Company USA, where he held various supervisory and management positions. Mr. Rampacek has been a Director of Flowserve Corporation since 1998 and is Chairman of its Corporate Governance and Nominating Committee and a member of its Organization and Compensation Committee.

William Ordemann.  Mr. Ordemann was elected an Executive Vice President and the Chief Operating Officer of Enterprise GP in August 2007. He previously served as a Senior Vice President of Enterprise GP from September 2001 to August 2007 and was a Vice President of Enterprise GP from October 1999 to September 2001. Mr. Ordemann joined Enterprise in connection with its purchase of certain midstream energy assets from affiliates of Shell Oil Company in 1999. Prior to joining Enterprise, he was a Vice President of Shell Midstream Enterprises, LLC from January 1997 to February 1998, and Vice President of Tejas Natural Gas Liquids, LLC from February 1998 to September 1999.

Michael J. Knesek.  Mr. Knesek, a Certified Public Accountant, was elected a Senior Vice President of Enterprise GP in February 2005, having served as a Vice President of Enterprise GP since August 2000. Mr. Knesek has been the Principal Accounting Officer and Controller of Enterprise GP since August 2000, EPE Holdings since August 2005 and DEP GP since October 2006. He has served as Senior Vice President of EPE Holdings since August 2005 and of DEP GP since October 2006. Mr. Knesek has been the Controller of EPCO since 1990 and currently serves as one of its Senior Vice Presidents.

Christopher R. Skoog.  Mr. Skoog joined the partnership in July 2007 as Senior Vice President of Enterprise GP to develop and lead Enterprise Product Partners’ Natural Gas Services and Marketing group. In July 2008, he also assumed responsibility for Enterprise Product Partners’ non-regulated and intrastate natural gas pipeline and storage businesses. From 1995 to July 2007 he served in various executive positions at

ONEOK, Inc. and ONEOK Partners L.P. He led ONEOK Energy Services from 1995 to 2005, and held senior executive positions in the partnership from 2005 to 2007.

Thomas M. Zulim.  Since July 2008, Mr. Zulim has served as a Senior Vice President of Enterprise GP and EPCO, with responsibility for the partnership’s unregulated natural gas liquids (NGL) business. From March 2006 to July 2008, Mr. Zulim served as Senior Vice President, Human Resources, for both Enterprise GP and EPCO, and served as Vice President, Human Resources, for both Enterprise GP and EPCO from December 2004 to March 2006. He joined EPCO in 1999 as Director of Business Management for the NGL Fractionation business. Mr. Zulim came to EPCO from Shell Oil Company where, as an attorney, he practiced labor and employment law nationally for several years before joining Shell Midstream Enterprises in 1996 as Director of Business Development for its natural gas processing and NGL fractionation businesses. Mr. Zulim resumed practicing law with EPCO’s Legal group in January 2002 until December 2004.

G.R. Cardillo.  Mr. Cardillo joined Enterprise in connection with its purchase of certain petrochemical storage and propylene fractionation assets from affiliates of Ultramar Diamond Shamrock Corp. and Koch Industries Inc. (“Diamond Koch”) in 2002. From 2000 to 2002, Mr. Cardillo served as a Vice President in charge of propylene commercial activities for Diamond Koch. Mr. Cardillo was elected a Vice President of Enterprise GP in November 2004 and of DEP Holdings in September 2006. Mr. Cardillo has been an integral part of Enterprise’s Petrochemicals management team since joining Enterprise in 2002 and assumed leadership of this commercial function in June 2008.

MATERIAL TAX CONSEQUENCES

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of units, please read “Material U.S. Tax Consequences” beginning on page 26 of the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences particular to your circumstances.

Ratio of Taxable Income to Distributions

We estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the quarter ending December 31, 2011, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the amount of cash distributed to you with respect to that period. This estimate is based upon many assumptions regarding our business and operations, including assumptions with respect to capital expenditures, cash flows and anticipated cash distributions. This estimate and our assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service might disagree. Accordingly, we cannot assure you that this estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate, and any differences could materially affect the value of the units. For example, the percentage of taxable income relative to our distributions could be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make the current level of quarterly distributions on all units, yet we only distribute the current level of quarterly distributions on all units; or

•	we make a future offering of units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income (please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors”) by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity’s purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations and the statutory provisions of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, are held by employee benefit plans (as defined in Section 3(3) of ERISA) subject to Part 4 of Title 1 of ERISA, any plan to which Section 4975 of the Code applies, and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

We are offering the common units described in this prospectus through the underwriters named below. Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers and representatives of the underwriters.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, which we will file as an exhibit to a Form 8-K following the pricing of this offering, each underwriter named below has agreed to purchase from us the number of common units set forth opposite the underwriter’s name.

Number of
Name of Underwriter	Common Units

Morgan Stanley & Co. Incorporated	1,332,977
Barclays Capital Inc.	1,332,977
Citigroup Global Markets Inc.	1,332,977
Wells Fargo Securities, LLC	1,332,977
Merrill Lynch, Pierce, Fenner & Smith Incorporated	581,240
J.P. Morgan Securities Inc.	581,240
Raymond James & Associates, Inc.	581,240
SMH Capital Inc.	174,372

Total	7,250,000

The underwriting agreement provides that the underwriters’ obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the common units are purchased by the underwriters, all of the common units must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us and our affiliates to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to an aggregate of 1,087,500 additional common units at the offering price to the public less the underwriting discount set forth on the cover page of this prospectus supplement exercisable to cover over-allotments. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus supplement. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these common units to the underwriters.

Commissions and Expenses

The following table shows the underwriting fee to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option. This underwriting fee is the difference between the offering price to the public and the amount the underwriters pay to us to purchase the common units. The per common unit amounts shown represent underwriting fees to be paid to the underwriters with respect to common units sold to the public.

The total amounts represent the total amount of fees to be paid to the underwriters in connection with the offering.

	Paid by Us
	No Exercise	Full Exercise

Per common unit	$0.8446	$0.8446
Total	$6,123,350	$7,041,853

We have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers (who may include the underwriters) at this price to the public less a concession not in excess of $0.506 per common unit. After the offering, the underwriters may change the offering price and other selling terms.

We estimate that total expenses of the offering, other than underwriting discounts and commissions, will be approximately $300,000.

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

We, certain of our affiliates and the directors and executive officers of our general partner have agreed that we and they will not, directly or indirectly, sell, offer, pledge or otherwise dispose of any common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 45 days after the date of this prospectus supplement without the prior written consent of Morgan Stanley & Co. Incorporated, as representative of the underwriters. The restrictions described in this paragraph do not apply to:

•	the issuance and sale of common units by us to the underwriters pursuant to the underwriting agreement;

•	the issuance and sale of common units, phantom units, restricted units and options under our existing employee benefits plans, including sales pursuant to “cashless-broker” exercises of options to purchase common units in accordance with such plans as consideration for the exercise price and withholding taxes applicable to such exercises;

•	the issuance and sale of common units pursuant to our distribution reinvestment plan;

•	the issuance of common units and Class B units upon consummation of the proposed merger of TEPPCO and certain of its affiliates with us and certain of our affiliates or in connection with or pursuant to any awards or agreements outstanding under any incentive plans, employee unit purchase plans or other agreements of TEPPCO; or

•	the filing of a “universal” shelf registration statement on Form S-3, which may also include common units of selling unitholders; provided, that (1) we and our affiliates remain subject to the 45-day lock-up period with respect to any common units registered under any such registration statement, (2) such registration statement contains only a generic and undetermined plan of distribution with respect to the common units during the 45-day lock-up period, and (3) any selling unitholders registering common units under such registration statement agree in writing to be subject to the 45-day lock-up period.

Morgan Stanley & Co. Incorporated may release the units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release units from lock-up agreements, Morgan Stanley & Co. Incorporated will consider, among other factors, our unitholders’ reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions And Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing common units in the open market.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

Listing

Our common units are traded on the New York Stock Exchange under the symbol “EPD.”

Conflicts of Interest

Some of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

Affiliates of Morgan Stanley & Co. Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are lenders under our multi-year revolving credit facility. These affiliates will receive their respective share of any repayment by us of amounts outstanding under the multi-year revolving credit facility from the proceeds of this offering. Because we intend to use the net proceeds from this offering to reduce indebtedness owed by us under our multi-year revolving credit facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds is considered by the Financial Industry Regulatory Authority, or FINRA, to have a conflict of interest with us in regards to this offering. However, no qualified independent underwriter is needed for this offering because there is a “bona fide public market” for our common units as defined in NASD Conduct Rule 2720(f)(3). Because FINRA views the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA Rules.

Electronic Distribution

A prospectus in electronic format may be made available by one or more of the underwriters or their affiliates. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representatives will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

LEGAL MATTERS

Andrews Kurth LLP, Houston, Texas, will pass upon the validity of the common units being offered and certain federal income tax matters related to the common units. Certain legal matters with respect to the common units will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. performs legal services for us from time to time on matters unrelated to this offering.

EXPERTS

The (i) consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008, retrospectively adjusted by our Current Report on Form 8-K filed on July 8, 2009, and (ii) the effectiveness of the Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting incorporated in this prospectus by reference from the Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160 and EITF 07-4 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries as of December 31, 2008, incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on March 12, 2009, retrospectively adjusted by Enterprise Products Partners L.P.’s Current Report on Form 8-K filed on July 8, 2009, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160). Such consolidated balance sheet has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 1-4323). You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002.

The Commission allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings we make with the Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2008 (retrospectively adjusted by our Current Report on Form 8-K as filed with the Commission on July 8, 2009 for the adoption of SFAS 160 and EITF 07-4);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	Current Reports on Form 8-K filed with the Commission on January 12, 2009, January 16, 2009, January 23, 2009, February 5, 2009, March 12, 2009 (retrospectively adjusted for our Current Report on Form 8-K as filed with the Commission on July 8, 2009 for the adoption of SFAS 160), April 2, 2009, April 21, 2009, May 11, 2009, June 5, 2009, June 10, 2009, June 29, 2009, July 8, 2009, August 10, 2009, September 4, 2009, September 18, 2009 and September 21, 2009; and

•	The description of our common units contained in our registration statement on Form 8-A/A filed on May 15, 2007, and including any other amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, a copy of any and all of our filings with the Commission. You may request a copy of these filings by writing or telephoning us at:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-6500

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents we have incorporated herein and therein by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement, the accompanying prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct.

Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	our failure to successfully integrate our operations with assets or companies we acquire.

Other risks and uncertainties relating to our proposed merger which may affect actual results include:

•	the failure of TEPPCO and Enterprise to complete their proposed merger;

•	Enterprise’s failure to successfully integrate the respective business operations of Enterprise and TEPPCO upon completion of the merger or its failure to successfully integrate any future acquisitions, maintain key personnel and customer relationships and obtain favorable contract renewals;

•	the failure to realize the anticipated cost savings, synergies and other benefits of the proposed merger; and

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q.

* * * *

PROSPECTUS

Enterprise Products Partners L.P.
Enterprise Products Operating LLC

COMMON UNITS

DEBT SECURITIES

We may offer an unlimited number and amount of the following securities under this prospectus:

•	common units representing limited partner interests in Enterprise Products Partners L.P.; and

•	debt securities of Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.), which will be guaranteed by its parent company, Enterprise Products Partners L.P.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our common units are listed on the New York Stock Exchange under the trading symbol “EPD.”

Unless otherwise specified in a prospectus supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should review carefully “Risk Factors” beginning on page 2 for a discussion of important risks you should consider before investing on our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities by the registrants unless accompanied by a prospectus supplement.

The date of this prospectus is August 27, 2007.

ABOUT THIS PROSPECTUS	iii
OUR COMPANY	1
RISK FACTORS	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	2
DESCRIPTION OF DEBT SECURITIES	3
General	3
Guarantee	4
Certain Covenants	4
Events of Default	8
Amendments and Waivers	9
Defeasance and Discharge	11
Subordination	12
Book-Entry System	13
Limitations on Issuance of Bearer Securities	15
No Recourse Against General Partner	15
Concerning the Trustee	16
Governing Law	16
DESCRIPTION OF OUR COMMON UNITS	16
Meetings/Voting	16
Status as Limited Partner or Assignee	16
Limited Liability	17
Reports and Records	17
CASH DISTRIBUTION POLICY	18
Distributions of Available Cash	18
Operating Surplus and Capital Surplus	18
Distributions of Available Cash from Operating Surplus	19
Incentive Distributions	19
Distributions from Capital Surplus	20
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels	20
Distributions of Cash upon Liquidation	21
DESCRIPTION OF OUR PARTNERSHIP AGREEMENT	22
Purpose	22
Power of Attorney	22
Voting Rights	22
Reimbursements of Our General Partner	23
Issuance of Additional Securities	23
Amendments to Our Partnership Agreement	23
Withdrawal or Removal of Our General Partner	24
Liquidation and Distribution of Proceeds	25
Transfer of Ownership Interests in Our General Partner	25
Change of Management Provisions	25
Limited Call Right	25
Indemnification	26
Registration Rights	26
MATERIAL U.S. TAX CONSEQUENCES	26
Partnership Status	27

i

Limited Partner Status	28
Tax Consequences of Unit Ownership	28
Tax Treatment of Operations	33
Disposition of Common Units	33
Uniformity of Units	35
Tax-Exempt Organizations and Other Investors	36
Administrative Matters	37
State, Local, Foreign and Other Tax Considerations	39
INVESTMENT IN ENTERPRISE PRODUCTS PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS	39
PLAN OF DISTRIBUTION	41
WHERE YOU CAN FIND MORE INFORMATION	41
FORWARD-LOOKING STATEMENTS	42
LEGAL MATTERS	43
EXPERTS	43

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

Unless the context requires otherwise or unless otherwise noted, “our,” “we,” “us” and “Enterprise” as used in this prospectus refer to Enterprise Products Partners L.P. and Enterprise Products Operating LLC and its subsidiaries and unconsolidated affiliates.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we file with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may offer from time to time an unlimited number and amount of our securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering. Any prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in or incorporate by reference in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Therefore, you should read this prospectus (including any documents incorporated by reference) and any attached prospectus supplement before you invest in our securities.

iii

OUR COMPANY

We are a North American midstream energy company that provides a wide range of services to producers and consumers of natural gas, natural gas liquids, or NGLs, crude oil and certain petrochemicals, and are an industry leader in the development of pipeline and other midstream infrastructure in the continental United States and Gulf of Mexico. Our midstream asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. We operate an integrated midstream asset network within the United States that includes natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; and offshore production platform services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users.

For the year ended December 31, 2006, Enterprise had consolidated revenues of $14.0 billion, operating income of $860.1 million and net income of $601.2 million. For the six months ended June 30, 2007, Enterprise had consolidated revenues of $7.5 billion, operating income of $402.5 million and net income of $254.2 million.

Our Business Segments

We have four reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services. Our business segments are generally organized and managed along our asset base according to the type of services rendered (or technology employed) and products produced and/or sold.

NGL Pipelines & Services.  Our NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 13,700 miles and related storage facilities including our Mid-America Pipeline System and (iii) NGL fractionation facilities located in Texas and Louisiana. This segment also includes our import and export terminal operations.

Onshore Natural Gas Pipelines & Services.  Our Onshore Natural Gas Pipelines & Services business segment includes approximately 18,889 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming. In addition, we own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana.

Offshore Pipelines & Services.  Our Offshore Pipelines & Services business segment includes (i) approximately 1,586 miles of offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 863 miles of offshore Gulf of Mexico crude oil pipeline systems and (iii) six multi-purpose offshore hub platforms located in the Gulf of Mexico with crude oil or natural gas processing capabilities.

Petrochemical Services.  Our Petrochemical Services business segment includes four propylene fractionation facilities, an isomerization complex and an octane additive production facility. This segment also includes approximately 679 miles of petrochemical pipeline systems.

We provide the foregoing services directly and through our subsidiaries and unconsolidated affiliates.

Our principal offices, including those of Enterprise, are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and our and Enterprise’s telephone number is (713) 381-6500.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most-recent annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general corporate purposes, such as working capital, investments in subsidiaries, the retirement of existing debt and/or the repurchase of common units or other securities. The prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources.

RATIO OF EARNINGS TO FIXED CHARGES

Enterprise’s ratio of earnings to fixed charges for each of the periods indicated is as follows:

									Six Months Ended
Year Ended December 31,									June 30,
2002	2003		2004		2005		2006		2007

2.07x	2.02	x	2.69	x	2.69	x	2.94	x	2.42x

For purposes of computing the ratio of earnings to fixed charges, “earnings” is the aggregate of the following items:

•	pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	plus fixed charges;

•	plus distributed income of equity investees;

•	less capitalized interest; and

•	less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following:

•	interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest within rental expenses.

DESCRIPTION OF DEBT SECURITIES

In this Description of Debt Securities references to the “Issuer” mean only Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.) and not its subsidiaries. References to the “Guarantor” mean only Enterprise Products Partners L.P. and not its subsidiaries. References to “we” and “us” mean the Issuer and the Guarantor collectively.

The debt securities will be issued under an Indenture dated as of October 4, 2004 as amended by supplemental indenture (the “Indenture”), among the Issuer, the Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the debt securities will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized terms used in this Description of Debt Securities have the meanings specified in the Indenture.

This Description of Debt Securities is intended to be a useful overview of the material provisions of the debt securities and the Indenture. Since this Description of Debt Securities is only a summary, you should refer to the Indenture for a complete description of our obligations and your rights.

General

The Indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for such series. The debt securities will be general obligations of the Issuer and the Guarantor and may be subordinated to Senior Indebtedness of the Issuer and the Guarantor. See “— Subordination.”

A prospectus supplement and a supplemental indenture (or a resolution of our Board of Directors and accompanying officers’ certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants;

•	whether the debt securities are to be issued as Registered Securities or Bearer Securities or both; and any special provisions for Bearer Securities;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the applicable series of debt securities, including those applicable to:

•	Bearer Securities;

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments, by check mailed to the registered holders thereof or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable prospectus supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

Registered Securities may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee or the Trustee’s agent in New York City indicated in the applicable prospectus supplement, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable prospectus supplement.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must thereafter look only to us for payment thereof.

Guarantee

The Guarantor will unconditionally guarantee to each holder and the Trustee the full and prompt payment of principal of, premium, if any, and interest on the debt securities, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise.

Certain Covenants

Except as set forth below or as may be provided in a prospectus supplement and supplemental indenture, neither the Issuer nor the Guarantor is restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership interests or capital stock or purchasing or redeeming its partnership interests or capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require the Issuer to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving the Issuer which may adversely affect the creditworthiness of the debt securities.

Limitations on Liens.  The Indenture provides that the Guarantor will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance (“liens”) other than Permitted Liens (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing, either directly or through ownership in another Subsidiary, any Principal Property (a “Restricted Subsidiary”), whether owned or leased on the date of the Indenture or thereafter acquired, to secure any indebtedness for borrowed money

(“debt”) of the Guarantor or the Issuer or any other person (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

In the Indenture, the term “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Guarantor and its consolidated subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Guarantor and its consolidated subsidiaries for the Guarantor’s most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Permitted Liens” means:

(1) liens upon rights-of-way for pipeline purposes;

(2) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(3) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by the Guarantor or any Subsidiary in good faith by appropriate proceedings;

(4) liens of, or to secure performance of, leases, other than capital leases; or any lien securing industrial development, pollution control or similar revenue bonds;

(5) any lien upon property or assets acquired or sold by the Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(6) any lien in favor of the Guarantor or any Subsidiary; or any lien upon any property or assets of the Guarantor or any Subsidiary in existence on the date of the execution and delivery of the Indenture;

(7) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Guarantor or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(8) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(10) any lien upon any property or assets created at the time of acquisition of such property or assets by the Guarantor or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or

any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(11) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Guarantor or any Subsidiary and any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such person at the time such person becomes a Subsidiary;

(12) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Guarantor or the applicable Subsidiary has not exhausted its appellate rights;

(13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (12) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Guarantor and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(14) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Guarantor or any Subsidiary.

“Principal Property” means, whether owned or leased on the date of the Indenture or thereafter acquired:

(1) any pipeline assets of the Guarantor or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(2) any processing or manufacturing plant or terminal owned or leased by the Guarantor or any Subsidiary that is located in the United States or any territory or political subdivision thereof,

except, in the case of either of the foregoing clauses (1) or (2):

(a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(b) any such assets, plant or terminal which, in the opinion of the board of directors of the general partner of the Issuer, is not material in relation to the activities of the Issuer or of the Guarantor and its Subsidiaries taken as a whole.

“Subsidiary” means:

(1) the Issuer; or

(2) any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by the Guarantor, the Issuer or one or more of the other Subsidiaries of the Guarantor or the Issuer or combination thereof.

Notwithstanding the preceding, under the Indenture, the Guarantor may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien (other than a Permitted Lien) upon any Principal Property or capital stock of a Restricted Subsidiary to secure debt of the Guarantor, the Issuer or any other person (other than the debt securities), without securing the debt securities, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets.

Restriction on Sale-Leasebacks.  The Indenture provides that the Guarantor will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Guarantor or any Subsidiary of any Principal Property to a person (other than the Issuer or a Subsidiary) and the taking back by the Guarantor or any Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) the Guarantor or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the debt securities; or

(4) the Guarantor or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any debt of the Guarantor or any Subsidiary that is not subordinated to the debt securities, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Guarantor or its Subsidiaries.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

Notwithstanding the preceding, under the Indenture the Guarantor may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under “— Restrictions on Sale-Leasebacks,” provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of all other such Attributable Indebtedness deemed to be outstanding in respect of all Sale-Leaseback Transactions and all outstanding debt (other than the debt securities) secured by liens (other than Permitted Liens) upon Principal Properties or upon capital stock of any Restricted Subsidiary, do not exceed 10% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets.  The Indenture provides that each of the Guarantor and the Issuer may, without the consent of the holders of any of the debt securities, consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation if:

(1) the entity surviving any such consolidation or merger or to which such assets shall have been transferred (the “successor”) is either the Guarantor or the Issuer, as applicable, or the successor is a domestic partnership, limited liability company or corporation and expressly assumes all the Guarantor’s or the Issuer’s, as the case may be, obligations and liabilities under the Indenture and the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor);

(2) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(3) the Issuer and the Guarantor have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture.

The successor will be substituted for the Guarantor or the Issuer, as the case may be, in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of the Guarantor or the Issuer, as the case may be, under the Indenture, in its name or in its own name. If the Guarantor or the Issuer sells or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the Indenture and under the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor) except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default

Each of the following will be an Event of Default under the Indenture with respect to a series of debt securities:

(1) default in any payment of interest on any debt securities of that series when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) failure by the Guarantor or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture;

(4) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor (the “bankruptcy provisions”); or

(5) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series notify the Issuer and the Guarantor of the default such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities that may be issued under the Indenture. If an Event of Default (other than an Event of Default described in clause (4) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (4) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. However, the effect of such provision may be limited by applicable law. The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to that series, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default with respect to a series of debt securities occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of debt securities of that series, unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of any series may pursue any remedy with respect to the Indenture or the debt securities of that series unless:

(1) such holder has previously given the Trustee notice that an Event of Default with respect to the debt securities of that series is continuing;

(2) holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of debt securities of that series or that would involve the Trustee in personal liability.

The Indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the debt securities of a particular series occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of debt securities of that series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on the debt securities of that series, the Trustee may withhold notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the holders of debt securities of that series. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants in the Indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of all debt securities of each series affected thereby then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities affected thereby, no amendment may, among other things:

(1) reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any debt securities;

(3) reduce the principal of or extend the stated maturity of any debt securities;

(4) reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed;

(5) make any debt securities payable in money other than that stated in the debt securities;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) release any security that may have been granted in respect of the debt securities; or

(9) release the Guarantor or modify the Guarantee in any manner adverse to the holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, may waive compliance by the Issuer and the Guarantor with certain restrictive covenants on behalf of all holders of debt securities of such series, including those described under “— Certain Covenants — Limitations on Liens” and “— Certain Covenants — Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive any past Default or Event of Default with respect to that series (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the Indenture that cannot be amended without the consent of all holders of the series of debt securities that is affected.

Without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Guarantor or the Issuer under the Indenture;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

(4) add or release guarantees by any Subsidiary with respect to the debt securities, in either case as provided in the Indenture;

(5) secure the debt securities or a guarantee;

(6) add to the covenants of the Guarantor or the Issuer for the benefit of the holders or surrender any right or power conferred upon the Guarantor or the Issuer;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; and

(9) issue any other series of debt securities under the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment requiring consent of the holders becomes effective, the Issuer is required to mail to the holders of an affected series a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

The Issuer at any time may terminate all its obligations under the Indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a registrar and paying agent in respect of such debt securities.

The Issuer at any time may terminate its obligations under covenants described under “— Certain Covenants” (other than “Merger, Consolidation or Sale of Assets”) and the bankruptcy provisions with respect to the Guarantor, and the Guarantee provision, described under “— Events of Default” above with respect to a series of debt securities (“covenant defeasance”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (3), (4), (with respect only to the Guarantor) or (5) under “— Events of Default” above. If the Issuer exercises either its legal defeasance option or its covenant defeasance option, each guarantee will terminate with respect to the debt securities of the defeased series and any security that may have been granted with respect to such debt securities will be released.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the Indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if the Issuer exercises its covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. The Issuer would remain liable for such payments, however.

In addition, the Issuer may discharge all its obligations under the Indenture with respect to debt securities of any series, other than its obligation to register the transfer of and exchange notes of that series, provided that it either:

•	delivers all outstanding debt securities of that series to the Trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point the Issuer has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include all notes or other evidences of indebtedness for money borrowed by the Issuer, including guarantees, that are not expressly subordinate or junior in right of payment to any other indebtedness of the Issuer. Subordinated debt securities and the Guarantor’s guarantee thereof will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all indebtedness of the Issuer and Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of the Issuer will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment of distribution of our assets of the Issuer to its creditors;

•	upon a total or partial liquidation or dissolution of the Issuer; or

•	in a bankruptcy, receivership or similar proceeding relating to the Issuer or its property.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If the Issuer does not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the Issuer may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	the Issuer and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	indebtedness for borrowed money under a bank credit agreement, called “Bank Indebtedness”; and

•	any specified issue of Senior Indebtedness of at least $100 million.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Issuer may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book-Entry System

We will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the Trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

Neither we nor the Trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

Limitations on Issuance of Bearer Securities

The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the debt securities) or Bearer Securities (which will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, certain special limitations and conditions will apply.

In compliance with United States federal income tax laws and regulations, we and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Securities, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

Bearer Securities will bear a legend to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.

For this purpose, “United States” includes the United States of America and its possessions, and “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Pending the availability of a definitive global security or individual Bearer Securities, as the case may be, debt securities that are issuable as Bearer Securities may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary for the Euroclear System as operated by Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”, formerly Cedelbank), for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in the definitive global security or for the individual Bearer Securities, respectively, only upon receipt of a “Certificate of Non-U.S. Beneficial Ownership,” which is a certificate to the effect that a beneficial interest in a temporary global security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream with respect to that portion of the temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

No Recourse Against General Partner

The Issuer’s general partner, the Guarantor’s general partner and their respective directors, officers, employees and members, as such, shall have no liability for any obligations of the Issuer or the Guarantor under the debt securities, the Indenture or the guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Concerning the Trustee

The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate the conflict or resign as Trustee.

The holders of a majority in principal amount of all outstanding debt securities (or if more than one series of debt securities under the Indenture is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for the debt securities or all such series so affected.

If an Event of Default occurs and is not cured under the Indenture and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to such Trustee reasonable security and indemnity.

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the debt securities. Wells Fargo Bank, National Association is a lender under the Issuer’s credit facilities.

Governing Law

The Indenture, the debt securities and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OUR COMMON UNITS

Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, please read “Cash Distribution Policy” elsewhere in this prospectus:

Our outstanding common units are listed on the NYSE under the symbol “EPD.” Any additional common units we issue will also be listed on the NYSE.

The transfer agent and registrar for our common units is Mellon Investor Services LLC.

Meetings/Voting

Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders.

Status as Limited Partner or Assignee

Except as described below under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional capital contributions to us.

Each purchaser of our common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will mail or furnish to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with United States generally accepted accounting principles. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), our general partner will mail or furnish to each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited financial statements and any other information required by law.

Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Our general partner’s ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state and Canadian federal and provincial tax liability and filing his U.S. federal and state and Canadian federal and provincial income tax returns.

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General.  Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash.  Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law or any debt instrument or other agreement (including reserves for future capital expenditures and for our future credit needs); or

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Operating Surplus and Capital Surplus

General.  Cash distributions are characterized as distributions from either operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.  Operating surplus is defined in the partnership agreement and generally means:

•	our cash balance on July 31, 1998, the closing date of our initial public offering of common units (excluding $46.5 million to fund certain capital commitments existing at such closing date); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other disposition of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets; plus

•	up to $60.0 million of cash from interim capital transactions; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserved that we deem necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus.  Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

Characterization of Cash Distributions.  To avoid the difficulty of trying to determine whether available cash we distribute is from operating surplus or from capital surplus, all available cash we distribute from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since July 31, 1998 equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to be from capital surplus and distributed accordingly.

If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the $11.00 initial public offering price of the common units, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. We do not anticipate that there will be significant distributions from capital surplus.

Distributions of Available Cash from Operating Surplus

Commencing with the quarter ending on September 30, 2003, we will make distributions of available cash from operating surplus with respect to any quarter in the following manner:

•	first, 98% to all common unitholders, pro rata and 2% to the general partner, until there has been distributed in respect of each unit an amount equal to the minimum quarterly distribution of $0.225; and

•	thereafter, in the manner described in “Incentive Distributions” below.

Incentive Distributions

Incentive distributions represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. For any quarter for which available cash from operating surplus is distributed to the common unitholders in an amount equal to the minimum quarterly distribution of $0.225 per unit on all units, then any additional available cash from operating surplus in respect of such quarter will be distributed among the common unitholders and the general partner in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until the common unitholders have received a total of $0.253 for such quarter in respect of each outstanding unit (the “First Target Distribution”);

•	second, 85% to all common unitholders, pro rata, and 15% to the general partner, until the unitholders have received a total of $0.3085 for such quarter in respect of each outstanding unit (the “Second Target Distribution”); and

•	thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made.  We will make distributions of available cash from capital surplus in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until we have distributed, in respect of each outstanding common unit issued in our initial public offering, available cash from capital surplus in an aggregate amount per common unit equal to the initial unit price of $11.00; and

•	thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

Effect of a Distribution from Capital Surplus.  Our partnership agreement treats a distribution of capital surplus on a common unit as the repayment of the common unit price from its initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per common unit is referred to as the unrecovered initial common unit price. Each time a distribution of capital surplus is made on a common unit, the minimum quarterly distribution and the target distribution levels for all units will be reduced in the same proportion as the corresponding reduction in the unrecovered initial common unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution by us of capital surplus before the unrecovered initial common unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once we distribute capital surplus on a common unit in any amount equal to the unrecovered initial common unit price, it will reduce the minimum quarterly distribution and the target distribution levels to zero and it will make all future distributions of available cash from operating surplus, with 25% being paid to the holders of units, as applicable, and 75% to our general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial common unit price.

For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest effective federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 65% of their previous levels.

Distributions of Cash upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the common unitholders and our general partner in accordance with their respective capital account balances as so adjusted.

Manner of Adjustments for Gain.  The manner of the adjustment is set forth in the partnership agreement. Upon our liquidation, we will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

•	first, to the general partner and the holders of common units having negative balances in their capital accounts to the extent of and in proportion to such negative balances:

•	second, 98% to the holders of common units, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of

•	the unrecovered capital in respect of such common unit; plus

•	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs.

•	third, 98% to all common unitholders, pro rata, and 2% to the general partner, until there has been allocated under this paragraph third an amount per unit equal to:

•	the sum of the excess of the First Target Distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that were distributed 98% to the unitholders, pro rata, and 2% to the general partner for each quarter of our existence;

•	fourth, 85% to all common unitholders, pro rata, and 15% to the general partner, until there has been allocated under this paragraph fourth an amount per unit equal to:

•	the sum of the excess of the Second Target Distribution per unit over the First Target Distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the First Target Distribution per unit that were distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence; and

•	thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.

Manner of Adjustments for Losses.  Upon our liquidation, any loss will generally be allocated to the general partner and the unitholders as follows:

•	first, 98% to the holders of common units in proportion to the positive balances in their respective capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

Adjustments to Capital Accounts.  In addition, interim adjustments to capital accounts will be made at the time we issue additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the common unitholders and the general partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in us, distributions of property by us, or upon our liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount that would have been the general partner’s capital account balances if no prior positive adjustments to the capital accounts had been made.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our amended and restated partnership agreement has been filed with the Commission. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distribution Policy”;

•	rights of holders of common units are described under “Description of Our Common Units”; and

•	allocations of taxable income and other matters are described under “Material Tax Consequences.”

Purpose

Our purpose under our partnership agreement is to serve as a partner of our operating partnership and to engage in any business activities that may be engaged in by our operating partnership or that are approved by our general partner. The partnership agreement of our operating partnership provides that it may engage in any activity that was engaged in by our predecessors at the time of our initial public offering or reasonably related thereto and any other activity approved by our general partner.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

Voting Rights

Unitholders will not have voting rights except with respect to the following matters, for which our partnership agreement requires the approval of the holders of a majority of the units, unless otherwise indicated:

•	the merger of our partnership or a sale, exchange or other disposition of all or substantially all of our assets;

•	the withdrawal of our general partner prior to December 31, 2008 (requires a majority of the units outstanding, excluding units held by our general partner and its affiliates);

•	the removal of our general partner (requires 60% of the outstanding units, including units held by our general partner and its affiliates);

•	the election of a successor general partner;

•	the dissolution of our partnership or the reconstitution of our partnership upon dissolution;

•	approval of certain actions of our general partner (including the transfer by the general partner of its general partner interest under certain circumstances); and

•	certain amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

Under the partnership agreement, our general partner generally will be permitted to effect, without the approval of unitholders, amendments to the partnership agreement that do not adversely affect unitholders.

Reimbursements of Our General Partner

Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees to reflect:

•	a change in our names, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue our qualification as a limited partnership or a partnership in which our limited partners have limited liability under the laws of any state or to ensure that neither we, our operating partnership, nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect our limited partners in any material respect;

•	a change to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of our limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which our limited partner interests are or will be listed for trading;

•	a change in our fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in our fiscal year or taxable year;

•	an amendment that is necessary to prevent us, or our general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of our securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by our partnership agreement;

•	a merger or conveyance to effect a change in our legal form; or

•	any other amendments substantially similar to the foregoing.

Withdrawal or Removal of Our General Partner

Our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2008 without obtaining the approval of the holders of a majority of our outstanding common units by giving 90 days written notice, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any of our limited partners or of a member of our operating partnership or cause us or our operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such).

On or after December 31, 2008, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 60% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including those held by our general partner and its affiliates.

While our partnership agreement limits the ability of our general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units it owns.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in the general partner without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

•	any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter; and

•	the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Limited Call Right

If at any time our general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

As of August 23, 2007 our general partner and its affiliates owned the 2% general partner interest in us and 147,735,229 common units, representing an aggregate 34% limited partner interest in us.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL U.S. TAX CONSEQUENCES

This section is a discussion of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, represents the opinion of Andrews Kurth LLP, special counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not address all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding our status as a partnership for federal income tax purposes. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units.”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage, processing of crude oil, natural gas and products thereof and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the Enterprise Products Operating LLC as partnerships for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the Enterprise Products Operating LLC will be classified as partnerships for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a) Neither we nor the Enterprise Products Operating LLC will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Enterprise Products Partners L.P. will be treated as partners of Enterprise Products Partners L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Enterprise for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their status as partners in Enterprise Products Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.  We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by a partner, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such an offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.  We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue

Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require that, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Tax Treatment of Operations — Uniformity of Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer or if we distribute property and have a substantial basis reduction. Generally a built-in loss or basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to the time we issue units in an offering will be borne by our general partner, its affiliates and our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not be able to amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the final Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a daily basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “ — Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling, a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) a statement regarding whether the beneficial owner is

(1) a person that is not a United States person,

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in a single year, or $4 million in a combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “ — Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter.  We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “— Accuracy-Related Penalties.”

The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at “— Reportable Transactions.” However, IRS Form 8271 nevertheless appears to require a unitholder to report our tax shelter registration number on the unitholder’s tax return for any year in which the unitholder holds our units. The IRS also appears to take the position that a unitholder who sells or transfers our units must provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN ENTERPRISE PRODUCTS PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered plan assets under these regulations because it is expected that the investment in our common units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

PLAN OF DISTRIBUTION

We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:

•	the names of any underwriters, dealers or agents;

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the common units or debt securities are listed.

We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act.

Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a “best efforts” basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.

Any brokers or dealers that participate in the distribution of the common units or debt securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the securities act.

When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 1-14323). You may read and copy any document We file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002. We maintain an Internet Website at www.eprod.com. On the Investor Relations page of that site, we provide access to our Commission filings free of charge as soon as reasonably practicable after filing with the Commission. The information on our Internet Website is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings it makes with the Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed with the Commission on February 5, 2007, March 21, 2007, April 16, 2007, May 10, 2007, May 24, 2007, May 25, 2007, June 5, 2007, July 26, 2007, and August 22, 2007; and

•	The description of our common units contained in our registration statement on Form 8-A/A filed on May 15, 2007, and including any other amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus has been delivered, a copy of any and all of our filings with the Commission. You may request a copy of these filings by writing or telephoning us at:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-6500

FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we incorporate by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	the failure to successfully integrate our operations assets or companies we acquire or assets we construct.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus and any prospectus supplement.

LEGAL MATTERS

Andrews Kurth LLP, our counsel, will issue an opinion for us about the legality of the common units and debt securities and the material federal income tax considerations regarding the common units. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The (1) consolidated financial statements and the related consolidated financial statement schedule and management’s report on the effectiveness of internal control over financial reporting of Enterprise Products Partners L.P. and subsidiaries incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006, and (2) the balance sheet of Enterprise Products GP, LLC as of December 31, 2006, incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

7,250,000 Common Units

Enterprise Products Partners L.P.

PROSPECTUS SUPPLEMENT

September 22, 2009

Morgan Stanley
Barclays Capital
Citi
Wells Fargo Securities

BofA Merrill Lynch
J.P. Morgan
Raymond James
SMH Capital